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                                                                      EXHIBIT 99

For Further Information:
Melissa Abraham
21st Century Telecom Group, Inc.
312/470-2100
mabraham@21stcentury.com
                                                           FOR IMMEDIATE RELEASE


                  ROBERT CURREY APPOINTED CHIEF EXECUTIVE OFFICER
                        OF 21ST CENTURY TELECOM GROUP, INC.

     CHICAGO, August 11, 1998 - Robert (Bob) Currey has been named Chief Executive Officer of 21ST CENTURY TELECOM GROUP, INC., effective immediately. The appointment was announced today by Chairman and Founder Glenn Milligan.

     Milligan relinquishes the title of CEO to Currey, but will remain Chairman. Currey already holds the position of President.

     Currey will be responsible for overseeing all functions of the business.

     Milligan said, "This appointment is certainly the next logical step. During the past four months, Bob has clearly proven his ability to lead 21ST CENTURY forward to its ultimate success. As the scope of 21ST CENTURY's Area 1 buildout, financing needs, and growth strategies continue to rapidly grow, it is imperative for Bob and I to be totally non-duplicative, but completely complementary, in our respective efforts in building maximum value in 21ST CENTURY."

     Currey became President of 21ST CENTURY on March 1, 1998. Previously, he served as Group President of Telecommunications Services at McLeodUSA from September 1997 to February 1998. He remains a Director.

     Currey has also served as President of Consolidated Communications, Inc., (CCI) a diversified telecommunications company and the first competitive local exchange carrier (CLEC) in Illinois to offer facilities-based residential and commercial services. He held the position of President from March 1990 to September 1997, the date CCI was acquired by McLeodUSA.

     From June 1988 to March 1990, Currey served as Senior Vice President, Operations and Engineering at Citizens Utilities Co., a diversified utility company in Stanford, Connecticut.

     From 1987 to 1988, he served as Executive Vice President of US Sprint. Currey also served as

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CURREY JOINS 21ST CENTURY TELECOM

ADD ONE/OF TWO


Senior Vice President, Operations, for United Telecommunications Inc. from 1984 to 1987.

     Currey began his telecommunications career with Michigan Bell in 1970 where he held a succession of management positions in operations, personnel, labor relations, and marketing with Ameritech and Michigan Bell.

     Since its initial service launch in November 1997, 21ST CENTURY has been delivering 116 channels of cable television, 59 channels of interactive virtual data, 24 specialty audio services, and 4Mbps shared cable modem Internet access to several thousand customers in its flagship Area 1 franchise along Chicago's lakefront.

     Also via its Distributed Ring-Star (DRS) fiber network, 21ST CENTURY expects to launch its competitive local and long distance telephone services to both residential and business customers in the fall of 1998. 21ST CENTURY's Area 1 franchise encompasses more than 300,000 homes, 60,000 businesses with more than 500,000 employees and 50,000 hotel rooms from Evanston to Hyde Park. For further information about 21ST CENTURY TELECOM GROUP, INC., please contact Melissa Abraham, Public Relations Supervisor, at 312/470-2100 or visit the company's website at HTTP://WWW.21STCENTURY.COM.


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